NEWS RELEASE

Exhibit 99.1

Vanguard Natural Resources Reports Second Quarter 2010 Results

~Adjusted EBITDA rose 44% to $19.1 million from Q2 2009~

~ Distributable Cash Flow of $11.1 million~

HOUSTON—August 2, 2010--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the second quarter ended June 30, 2010.

Mr. Scott W. Smith, President and CEO, commented, “This was an excellent quarter for the Company as we closed the largest acquisition in our history.  Concurrent with this acquisition, we did our largest equity raise since our IPO and funded approximately 62% of the purchase price with a well executed equity offering. With this acquisition, we increased our oil reserves and boosted liquids production such that our production mix is now evenly split between natural gas and oil/NGL’s.  This acquisition, along with the multi-year oil hedges we put in place post closing, provided the financial support for the recently announced increase in our quarterly distributions.  For the balance of the year, we believe we’ll continue to see many quality assets that have the attributes we are looking for as we strive to grow both the Company and our distributions.  With the continued improvement in the capital markets, we are confident we can be successful in continuing to grow this company through acquisitions.”

Mr. Richard Robert, Executive Vice President and CFO, added, “As expected, we spent a significant amount of our drilling budget for the year in the second quarter, and this represents a significant increase in drilling over the past several quarters.  This change is indicative of the new oil drilling prospects that the Company acquired in the last two acquisitions and are expected to contribute to our increased cash flow going forward.  We are pleased to share this increased cash flow with our unitholders in the form of a higher quarterly distribution as announced on July 21, 2010.”

Second Quarter 2010 Highlights:

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 44% to $19.1 million from $13.3 million in the second quarter of 2009 and rose 3% from the $18.5 million recorded in the first quarter of 2010.

•
Distributable Cash Flow (a non-GAAP financial measure defined below) was largely unchanged at $11.1 million from the $11.3 million generated in the second quarter of 2010 and declined 26% sequentially from the $15.1 million generated in the first quarter of 2010 due to increased capital expenditures from drilling.

•
We reported net income for the quarter of $3.9 million or $0.19 per basic unit compared to a reported net loss of $6.8 million or $0.54 per basic unit in the second quarter of 2009; however, both quarters included special items.  The recent quarter included a $5.7 million non-cash loss on the acquisition of natural gas and oil properties, a $0.5 million of unrealized net losses in our commodity and interest rate derivatives contracts, and a $0.02 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.  The 2009 second quarter results included $13.1 million in unrealized net losses in our commodity and interest rate derivatives contracts and a $1.0 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.

•
Excluding the net impact of the specific non-cash items mentioned above, Adjusted Net Income (a non-GAAP financial measure defined below) was $10.1 million in the second quarter of 2010 or $0.50 per basic unit, as compared to Adjusted Net Income of $7.3 million or $0.58 per basic unit, in the second quarter of 2009.

•
Reported average production of 27,413 Mcfe per day, up 55% over 17,629 Mcfe per day produced in the second quarter of 2009 and up 5% over first quarter 2010 average volumes.  The second quarter of 2010 included a partial quarter of production from the Mississippi, Texas, and New Mexico acquisition which closed on May 20, 2010.

During the quarter we sold 1,266 MMcf of natural gas, 154,445 Bbls of oil, and 2,113,571 gallons of natural gas liquids (NGLs), compared to the 1,209 MMcf of natural gas, 132,411 Bbls of oil and 2,397,232 gallons of natural gas liquids produced in the first quarter of 2010.  This 6% increase in total production on a Mcfe basis is primarily due to our recent acquisitions.   Including the positive impact of our hedges in the second quarter of this year, we realized a net price of $10.09 per Mcf on natural gas sales, $75.87 per Bbl on crude oil sales, and $.96 per gallon on NGL sales, for an average sales price of $10.63 per Mcfe (all excluding amortization of premiums paid and amortization of value on derivative contracts acquired).

2010 Six Month Highlights:

•	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 45% to $37.6 million from the $25.9 million produced in the first half of 2009.

•	Distributable Cash Flow (a non-GAAP financial measure defined below) grew 23% to $26.2 million from the $21.3 million generated in the comparable period of 2009.

•
Net income was $25.6 million for the first six months of 2010 compared to a net loss of $56.7 million in the first half of 2009.  The 2010 results included a non-cash unrealized gain of $10.0 million on other commodity and interest rate derivative contracts and a $5.7 non-cash loss  on acquisition of natural gas and oil properties. Last year’s results included a $63.8 million non-cash natural gas and oil property impairment charge, a $3.3 million non-cash unrealized net loss on our commodity and interest rate derivatives contracts and a $2.3 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.

•
Excluding the net impact of these specific non-cash items mentioned above, Adjusted Net Income (a non-GAAP financial measure defined below) was $21.3 million in the first six months of 2010, or $1.08 per unit, compared to Adjusted Net Income of $12.6 million, or $1.01 per unit, in the comparable period of 2009.

Recent Event

On May 20, 2010, Vanguard announced the consummation of an acquisition of producing oil and natural gas properties in Mississippi, Texas and New Mexico from a private seller for an adjusted purchase price of $114.6 million. The effective date of the acquisition was May 1, 2010. The properties acquired have estimated total proved reserves of 4.7 million barrels of oil equivalent, of which approximately 96% are oil reserves and 61% are proved developed.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of natural gas and oil price volatility on our cash flow from operations. As required by our reserve-based credit facility, we have mitigated this volatility through 2011 for natural gas and through 2014 for crude oil by implementing a hedging program on a portion of our total anticipated production. At June 30, 2010, the fair value of commodity derivative contracts was approximately $30.8 million, of which $21.3 million settles during the next twelve months. Currently, we use fixed-price swaps and NYMEX collars and put options to hedge natural gas and oil prices.

The following table summarizes commodity derivative contracts in place at June 30, 2010:

	July 1, - December 31, 2010	Year 2011	Year 2012	Year 2013	Year 2014
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	2,241,930	3,328,312	—	—	—
Fixed Price ($/MMBtu)	$8.63	$7.83	$—	$—	$—
Collars:
Notional Volume (MMBtu)	901,600	1,933,500	—	—	—
Floor Price ($/MMBtu)	$7.70	$7.34	$—	$—	$—
Ceiling Price ($/MMBtu)	$8.93	$8.44	$—	$—	$—
Total:
Notional Volume (MMBtu)	3,143,530	5,261,812	—	—	—

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	181,200	443,250	347,700	296,400	209,875
Fixed Price ($/Bbl)	$87.16	$87.94	$90.03	$89.84	$94.37
Collars:
Notional Volume (Bbls)	—	—	45,750	45,625	—
Floor Price ($/Bbl)	$—	$—	$80.00	$80.00	$—
Ceiling Price ($/Bbl)	$—	$—	$100.25	$100.25	$—
Total:
Notional Volume (Bbls)	181,200	443,250	393,450	342,025	209,875

Calls were sold or options were provided to counterparties to extend the swaps into subsequent years as follows:

	Year 2012	Year 2013	Year 2014	Year 2015
Swaptions:
Notional Volume (Bbls)	45,750	32,100	127,750	292,000
Weighted Average Fixed Price ($/Bbl)	$90.40	$95.00	$95.00	$95.63

Selling, General and Administrative Expense

Our selling, general and administrative expense declined 61% to $1.1 million in the second quarter of 2010 from $2.9 million in the same period in 2009, primarily reflecting a $1.6 million decline in the amount of non-cash expenses associated with our unit-based compensation program.  The 2009 second quarter charges included a $1.8 million non-cash compensation expense which was related to the grant of phantom units on January 1, 2009 and the amortization of common and Class B units granted to employees and directors under employment agreements and our long-term incentive plan compared to $0.2 million recorded in the current quarter.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of natural gas and oil wells were approximately $6.1 million in the second quarter of 2010 compared to $0.7 million for the comparable quarter of 2009 and $1.6 million in the first quarter of 2010.  The significant increase in spending was expected and is indicative of the expanded activity during the second quarter.  During the three months ended June 30, 2010, we drilled one operated well to be completed in the third quarter and drilled and completed four non-operated wells. In addition, we anticipate that during the second half of 2010 we will start one horizontal oil well in the Permian operating area and complete six vertical oil wells in Appalachia, three vertical gas wells in South Texas and one vertical oil well in Mississippi at a total cost of approximately $6.9 million.

Amended Reserve-Based Credit Facility

On June 3, 2010 we reported the borrowing base on our reserve-based credit facility was reset to $240 million in conjunction with our semi-annual redetermination as per the terms of the credit agreement and included the impact of the acquisition of natural gas and oil properties from a private seller which closed on May 20, 2010.  The borrowing base was previously set at $195 million.  In addition, two key covenant limitations on commodity price hedging were amended.  Under the terms of the amended credit facility, Vanguard may enter into commodity price hedges with respect to the acquired production upon signing a purchase and sale agreement.  Vanguard will no longer have to wait until the acquisition is closed to enter into commodity price hedges; we can now lock in the expected cash flow from the acquisition and not have to bear the risk that commodity prices fall between signing the purchase and sale agreement and closing the acquisition.  In addition, the amended credit agreement allows Vanguard to hedge up to 85% of the projected oil and gas production from total proved reserves.  Previously, our hedging was limited to 95% of the projected oil and gas production from proved developed producing reserves.  As a result, in addition to hedging our cash flow on existing producing wells, we can now hedge certain quantities of oil and natural gas that we anticipate producing from our drilling activities.  In essence, we can now fix the commodity price that we will earn from anticipated production from our drilling activities which should provide for a more predictable cash flow in the future.   At June 30, 2010, Vanguard had indebtedness totaling $171.7 million with $68.3 million available for borrowing under the reserve-based credit facility.

Cash Distributions

On August 13, 2010, the Company will pay a second quarter cash distribution of $0.55 per unit to its unitholders of record as of August 6, 2010.  This quarterly distribution payment represents a 5% increase over the amount distributed for the first quarter of 2010 and a 10% increase over the second quarter of 2009.

Conference Call Information

Vanguard will host a conference call today to discuss its second quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-2928 or (480) 629-9690, for international callers and ask for the “Vanguard Natural Resources” call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Vanguard’s website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available through September 2, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4339640#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations.com

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and Mississippi. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
Net Natural Gas Production:
Appalachian gas (MMcf)	747		794		1,436		1,599
Permian gas (MMcf)	82		53	(b)	179		96	(b)
South Texas gas (MMcf)	437	(c)	200	(a)(c)	860	(c)	428	(a)(c)
Total natural gas production (MMcf)	1,266		1,047		2,475		2,123

Average Appalachian daily gas production (Mcf/day)	8,210		8,726		7,935		8,837
Average Permian daily gas production (Mcf/day)	903		578	(b)	990		530	(b)
Average South Texas daily gas production (Mcf/day)	4,799	(c)	2,199	(a)(c)	4,750	(c)	2,363	(a)(c)
Average Vanguard daily gas production (Mcf/day)	13,912		11,503		13,675		11,730

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$10.09	(d)	$11.28	(d)	$10.10	(d)	$11.13	(d)
Net realized gas price, excluding hedges	$5.04		$4.55		$5.62		$5.07

Net Oil Production:
Appalachian oil (Bbls)	28,974		21,186		61,330		37,697
Permian oil (Bbls)	91,817		56,969	(b)	188,238		117,649	(b)
South Texas oil (Bbls)	6,818	(c)	-	(a)(c)	10,452	(c)	-	(a)(c)
Mississippi oil (Bbls)	26,836	(c)	-	(c)	26,836	(c)	-	(c)
Total oil production (Bbls)	154,445		78,155		286,856		155,346

Average Appalachian daily oil production (Bbls/day)	318		233		339		208
Average Permian daily oil production (Bbls/day)	1,009		626	(b)	1,040		650	(b)
Average South Texas daily oil production (Bbls/day)	75	(c)	-	(a)(c)	57	(c)	-	(a)(c)
Average Mississippi daily oil production (Bbls/day)	295	(c)	-	(c)	148	(c)	-	(c)
Average Vanguard daily oil production (Bbls/day)	1,697		859		1,584		858

Average Oil Sales Price per Bbl:
Net realized oil price, including hedges	$75.87	(d)	$75.95	(d)	$76.52	(d)	$73.26	(d)
Net realized oil price, excluding hedges	$71.37		$54.93		$72.12		$46.18

Net Natural Gas Liquids Production:
Permian natural gas liquids (Gal)	304,627		124,656	(b)	684,465		235,200	(b)
South Texas natural gas liquids (Gal)	1,808,944		495,607	(a)	3,826,338		831,236	(a)
Total natural gas liquids production (Gal)	2,113,571		620,263		4,510,803		1,066,436

Average Permian daily natural gas liquids production (Gal/day)	3,347		1,370	(b)	3,782		1,299	(b)
Average South Texas daily natural gas liquids production (Gal/day)	19,879		5,446	(a)	21,140		4,592	(a)
Average Vanguard daily natural gas liquids production (Gal/day)	23,226		6,816		24,922		5,891

Average Natural Gas Liquids Sales Price per Gal	$0.96		$0.56		$1.09		$0.63

(a)	The Sun TSH acquisition closed on August 17, 2009 and, as such, no operations are included in the three or six month period ended June 30, 2009.

(b)	The Ward County acquisition closed on December 31, 2009 and, as such, no operations are included in the three or six month period ended June 30, 2009.

(c)
South Texas area includes production from the Dos Hermanos, Sun TSH and Parker Creek acquisitions. The Parker Creek acquisition closed on May 20, 2010 and, as such, only one month and eleven days of operations are included in the three and six month period ended June 30, 2010, and no operations are included in the three and six month period ended June 30, 2009. The average daily production above is calculated based on the total number of days in the reported period regardless of how many days an acquisition contributed production in the reported period. The average daily production for the South Texas area, calculated using the actual number of days for the Parker Creek acquisition from the closing date to the end of the reported period, was 4,878 Mcf/day of natural gas and 84 Bbls/day of oil for the three months ended June 30, 2010 and was 4,908Mcf/day of natural gas and 76 Bbls/day of oil for the six months ended June 30, 2010. The average daily production for the Mississippi area, calculated using the actual number of days for the Parker Creek acquisition from the closing date to the end of the reported period, was 440 Bbls/day of oil for both the three and six month period ended June 30, 2010.

(d)	Excludes amortization of premiums paid and amortization of value on derivative contracts acquired.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010 (c)	2009(a)(b)	2010 (c)	2009 (a)(b)
Revenues:
Natural gas, natural gas liquids and oil sales	$19,446	$9,404	$39,516	$18,606
Loss on commodity cash flow hedges	(517)	(378)	(1,559)	(1,274)
Realized gain on other commodity derivative contracts	6,547	7,964	11,761	15,784
Unrealized gain on other commodity derivative contracts	(90)	(14,101)	10,720	(4,272)
Total revenues	25,386	2,889	60,438	28,844

Costs and expenses:
Lease operating expenses	4,634	2,778	8,707	5,911
Depreciation, depletion, amortization, and accretion	5,713	2,645	9,951	6,428
Impairment of natural gas and oil properties	—	—	—	63,818
Selling, general and administrative expenses	1,134	2,941	2,534	6,093
Production and other taxes	1,880	921	3,462	1,563
Total costs and expenses	13,361	9,285	24,654	83,813

Income (loss) from operations	12,025	(6,396)	35,784	(54,969)

Other income and (expense):
Interest expense	(1,523)	(979)	(2,814)	(1,992)
Realized loss on interest rate derivative contracts	(483)	(398)	(998)	(734)
Unrealized loss on interest rate derivative contracts	(434)	1,005	(684)	962
Loss on acquisition of natural gas and oil properties	(5,680)	—	(5,680)	—
Total other expense	(8,120)	(372)	(10,176)	(1,764)

Net income (loss)	$3,905	$(6,768)	$25,608	$(56,733)

Net income (loss) per unit:
Common & Class B units – basic and diluted	$0.19	$(0.54)	$1.30	$(4.51)

Weighted average units outstanding:
Common units – basic	19,988	12,146	19,206	12,146
Common units –diluted	20,004	12,146	19,222	12,146
Class B units – basic & diluted	420	420	420	420

(a)	The Sun TSH acquisition closed on August 17, 2009 and, as such, no operations are included in the three or six month period ended June 30, 2009.

(b)	The Ward County acquisition closed on December 31, 2009 and, as such, no operations are included in the three or six month period ended June 30, 2009.

(c)	The Parker Creek acquisition closed on May 20, 2010 and, as such, only one month and eleven days of operations are included in the three and six month period ended June 30, 2010.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,256	$487
Trade accounts receivable, net	8,586	8,025
Derivative assets	21,254	16,190
Other receivables	2,134	2,224
Other current assets	727	1,317
Total current assets	34,957	28,243

Natural gas and oil properties, at cost	514,354	399,212
Accumulated depletion	(236,477)	(226,687)
Natural gas and oil properties evaluated, net – full cost method	277,877	172,525

Other assets
Derivative assets	9,546	5,225
Deferred financing costs	3,392	3,298
Other assets	2,172	1,409
Total assets	$327,944	$210,700

Liabilities and members’ equity

Current liabilities
Accounts payable – trade	$2,338	$766
Accounts payable – natural gas and oil	2,230	2,299
Payables to affiliates	935	1,387
Deferred swap premium liability	1,557	1,334
Derivative liabilities	353	253
Phantom unit compensation accrual	48	4,299
Accrued ad valorem tax	1,162	903
Accrued expenses	835	1,178
Total current liabilities	9,458	12,419

Long-term debt	171,700	129,800
Derivative liabilities	2,553	2,036
Deferred swap premium liability	854	1,739
Asset retirement obligations	5,011	4,420
Total liabilities	189,576	150,414

Commitments and contingencies

Members’ equity
Members’ capital, 21,666,173 common units issued and outstanding at June 30, 2010 and 18,416,173 at December 31, 2009	136,813	59,873
Class B units, 420,000 issued and outstanding at June 30, 2010 and December 31, 2009	5,628	5,930
Accumulated other comprehensive loss	(4,073)	(5,517)
Total members’ equity	138,368	60,286

Total liabilities and members’ equity	$327,944	$210,700

 Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Gains and losses on acquisitions of natural gas and oil properties;

•	Deferred taxes, and

•	Unit-based compensation expense.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Gains and losses on acquisitions of natural gas and oil properties;

•	Deferred taxes, and

•	Unit-based compensation expense.

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010 (d)	2009 (b)(c)	2010 (d)	2009 (b)(c)

Net income (loss)	$3,905	$(6,768)	$25,608	$(56,733)
Plus:
Interest expense, including realized losses on interest rate derivative contracts	2,006	1,377	3,812	2,726
Depreciation, depletion, amortization, and accretion	5,713	2,645	9,951	6,428
Impairment of natural gas and oil properties	-	-	-	63,818
Amortization of premiums paid on derivative contracts	493	890	998	1,818
Amortization of value on derivative contracts acquired	558	217	1,168	754
Unrealized (gains) losses on other commodity and interest rate derivative contracts	524	13,096	(10,036)	3,310
Loss on acquisition of natural gas and oil properties……………………………..	5,680	-	5,680	-
Deferred taxes	31	(4)	(49)	(201)
Unit-based compensation expense	212	876	466	1,763
Unrealized fair value of phantom units granted to officers	21	951	48	2,252
Adjusted EBITDA	$19,143	$13,280	$37,646	$25,935
Less:
Interest expense	2,006	1,377	3,812	2,726
Drilling, capital workover and recompletion expenditures	6,054	652	7,647	1,912
Distributable Cash Flow	$11,083	$11,251	$26,187	$21,297

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	The Sun TSH acquisition closed on August 17, 2009 and, as such, no operations are included in the three or six month period ended June 30, 2009.

(c)	The Ward County acquisition closed on December 31, 2009 and, as such, no operations are included in the three or six month period ended June 30, 2009.

(d)	The Parker Creek acquisition closed on May 20, 2010 and, as such, only one month and eleven days of operations are included in the three and six month period ended June 30, 2010.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to management;

•	Impairment of natural gas and oil properties; and

•	Gains and losses on acquisitions of natural gas and oil properties.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges, non-cash gains and losses on acquisitions of natural gas and oil properties and non-cash natural gas and oil property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC

Reconciliation of Net Income (Loss) to Adjusted Net Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss)	$3,905	$(6,768)	$25,608	$(56,733)
Plus:
Unrealized (gain) loss on other commodity derivative contracts	90	14,101	(10,720)	4,272
Unrealized (gain) loss on interest rate derivative contracts	434	(1,005)	684	(962)
Unrealized fair value of phantom units granted to officers	21	951	48	2,252
Impairment of natural gas and oil properties	-	-	-	63,818
Loss on acquisition of natural gas and oil properties	5,680	-	5,680	-
Total adjustments	6,225	14,047	(4,308)	69,380

Adjusted Net Income	$10,130	$7,279	$21,300	$12,647

Basic net income (loss) per unit:	$0.19	$(0.54)	$1.30	$(4.51)
Plus:
Unrealized (gain) loss on other commodity derivative contracts	-	1.12	(0.54)	0.34
Unrealized (gain) loss on interest rate derivative contracts	0.03	(0.08)	0.03	(0.08)
Unrealized fair value of phantom units granted to officers	-	0.08	-	0.18
Impairment of natural gas and oil properties	-	-	-	5.08
Loss on acquisition of natural gas and oil properties	0.28	-	0.29	-
Basic adjusted net income per unit:	$0.50	$0.58	$1.08	$1.01

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com